Exhibit 10(d)(12)

SEVERANCE AND CONSULTING AGREEMENT

This Severance and Consulting Agreement (“Agreement”) is entered into by and between Richard M. Rodstein (“Executive”) and K2 Inc. (“the Company”) as of the 11th day of October, 2002.

WHEREAS, Executive has held the position of President and Chief Executive Officer of the Company pursuant to an Employment Agreement (the “Employment Agreement”) dated as of May 8, 2001, and has served as a Director of the Company; and

WHEREAS, Executive and the Company desire to terminate Executive’s employment relationship with the Company and Executive desires to resign as a Director of the Company; and

WHEREAS, the Executive and the Company desire to enter into a consulting relationship for a period of three years from the date hereof;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, Executive and the Company do hereby agree as follows:

1.    Not later than the close of business on October 11, 2002, the Company shall make payment to Executive of the sum of $1,597,190.52, less legal deductions and withholding.

2.    All stock options held by Executive will automatically be deemed amended, without further action on the part of the Company or the Executive, so that all such options will be fully vested and not subject to forfeiture or expiration by reason of the Executive’s termination of employment or resignation as a Director; provided however that options granted under 1988 and 1994 Incentive Stock Option Plans may not be exercised after one year from the date hereof.

3.    Executive shall be entitled to the following with respect to benefits, and the other matters set forth below:

a.    (x) All benefits provided under any insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof and (y) all fringe benefits which are offered by the Company to any of its senior executives on the date hereof, as set forth below, will continue until the earlier of (i) three years from the date hereof; or (ii) such time as Executive is entitled to comparable benefits under the benefit programs of another company by which he is employed. Notwithstanding the foregoing, to the extent any such benefit cannot be provided through the applicable plan of the Company, the Company will provide such benefit outside of the plan or will provide a cash lump sum payment equal to the value of such additional benefit. The insurance and fringe benefits which are provided to the Executive on the date hereof and are to be continued hereunder include life insurance and an executive medical reimbursement plan, in addition to the plans and programs referred to in (x) above.

b.    The Company shall meet its obligation under (a) above, in connection with its group medical/dental plan for the period ending on the earlier to occur of: (i) the end of the period described in (a) above, or (ii) the date the Executive ceases to be eligible for continuation coverage under the Company’s group medical/dental plan pursuant to the provisions of COBRA, by providing the continuation of such coverage at Company expense, contingent upon the Executive’s timely election of such coverage under COBRA.

c.    To the extent required to avoid adverse tax consequences under Section 105(h) of the Internal Revenue Code of 1986 (the “Code”), the Company’s payments under this Section 3 will be recognized by the Executive in his taxable income (“Covered Payments”) and the Executive will receive, in addition, a “gross-up” payment covering the tax liability attributable to such recognized income. The “gross-up” payment shall be determined by: (i) dividing the Covered Payments plus any deductions disallowed for Federal, state or local income tax purposes because of the inclusion of the Covered Payments in the Executive’s adjusted gross income, by the amount obtained by subtracting from 1.0 the highest applicable marginal rate of Federal, state, and local income and employment taxation, respectively, for the calendar year in which the “gross up” payment is made; and (ii) subtracting from such quotient the sum of the covered Payment and the disallowed deductions. For purposes of this Section 3(c) the Executive will be deemed to pay (Y) Federal income and employment taxes at the highest applicable marginal rate of Federal income and employment taxation for the calendar year in which the “gross-up” payment is to be paid and (Z) any applicable state and local income and employment taxes at the highest applicable marginal rate of taxation for the calendar year in which such “gross-up” payment is to be paid, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive’s adjusted gross income).

d.    Executive will be entitled to receive benefits under all retirement plans, including the Company’s tax qualified pension plan, 401(k) plan and employee stock ownership plan in accordance with the terms of such plans.

e.    Executive will continue to have all rights to indemnification, advancement of costs and other rights under Article Eighteenth of the Company’s Restated Certificate of Incorporation as in effect on the date hereof. The Company shall continue to cover the Executive under directors and officers liability insurance for as long as potential liability exists (but not less than six years) in the same amount and to the same extent, if any, as the Company covers its officers and directors; provided that such coverage can be obtained. Notwithstanding the foregoing, if there is any additional premium expense for such coverage, and provided that Executive is treated no less favorably in respect of such insurance than other former officers or directors of the Company, it shall be a condition of the Company’s obligation to provide such coverage that Executive shall pay his proportional share of such additional premium expense.

f.    Executive shall be entitled to reimbursement for business expenses incurred prior to the date hereof in accordance with the Company’s normal policy for expense reimbursements.

g.    Executive shall be entitled to reimbursement of reasonable costs incurred for outplacement services after the date hereof, and for reasonable attorneys fees in connection with entering into this Agreement, not in excess of $20,000 in the aggregate.

4.    In consideration of the payments and performance of the covenants set forth herein,

a.    The Employment Agreement is hereby terminated;

b.    Executive hereby resigns from all positions as an officer and director of the Company and each subsidiary of the Company;

c.    Executive does forever release and discharge the Company and all its parent, subsidiary and affiliated entities and all their past, present and future directors, officers, agents, executives, or representatives from all claims, damages, liabilities, and demands (collectively, “Claims”) of whatever kind and character, including, but not limited to, arising out of or in any way related to any of the circumstances of Executive’s employment or termination of employment with the Company, except for Executive’s rights and benefits under this Agreement. Executive releases all Claims relating to or arising out of any California, municipal, or federal statute (including the Age Discrimination In

Employment Act), ordinance, regulation, order, contract, tort, or common law. The parties intend that the Claims released herein be construed as broadly as possible.

d.    The Company does forever release and discharge the Executive, his heirs and successors from all Claims, of whatever kind and character, except for the Company’s rights and benefits under this Agreement. The parties intend that the Claims released herein be construed as broadly as possible.

e.    This Release also extends to all Claims, whether known or unknown, suspected or unsuspected, past or present, and whether or not they arise out of or are attributable to the circumstances of Executive’s employment or termination of employment with the Company. Specifically, Executive and the Company hereby expressly waive any and all rights under Section 1542 of the California Civil Code, which reads in full as follows:

Section 1542. General Release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

f.    Executive and the Company further understand and agree that neither this Agreement nor the release contained herein, or any part of them, shall constitute or be construed as an admission of any alleged liability or wrongdoing whatsoever on the part of Executive or the Company.

g.    Executive shall not make any public statements, encourage others to make statements or release information deliberately intended to disparage or defame the Company or any of its respective directors or officers. The Company shall not make any public statements, encourage others to make statements or release information deliberately intended to disparage or defame Executive. Notwithstanding the foregoing, nothing in this paragraph shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction.

5.    All records, documents, films, files, books, correspondence, lists, equipment, manuals, other written, electronic and graphic records and the like, affecting or relating to the business of Company which Executive shall have prepared, used, constructed, observed, possessed or controlled, shall be and remain the Company’s sole property, except that Executive may retain the IBM PC which is currently provided to him by the Company. Executive agrees to deliver promptly to the Company all such property relating to the Company (except his IBM PC) which are or have been in his possession or under his control.

6.    For a period of three years from the date hereof, Executive shall serve as a consultant to the Company, and perform such services as a consultant, as the Chief Executive Officer or Board of Directors of the Company may reasonably request, subject to the following:

(a)    Consulting services provided hereunder shall be performed in the County of Los Angeles, California, and Executive shall not be required to travel outside of Los Angeles for such purpose. Executive shall be entitled to reasonable notice in advance of all consulting services to be performed hereunder, and the Company shall cooperate with him in order that such services may be scheduled at such times as will not unreasonably interfere with his other business and personal activities. Up to 300 hours per year of consulting services may be requested hereunder.

(b)    All consulting services hereunder shall be provided by Executive as an independent contractor, and not as an employee of the Company.

(c) As compensation for Executive’s agreement to serve as a consultant, and whether or not the Company makes use of such services, Executive shall be entitled to compensation at the rate of $120,000 per year, with such compensation to be paid in equal monthly installments. In addition, Executive shall be entitled to reimbursement for reasonable travel and other expenses incurred in the performance of consulting services, in accordance with the Company’s normal policy for expense reimbursement of consultants.

(d)    As the result of Executive’s prior employment by the Company, and in connection with Executive’s consulting relationship as provided herein, Executive has had and may in the future have access to and become acquainted with confidential and proprietary information of the Company and its subsidiaries, including, but not limited to, information or plans regarding customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively “Proprietary Information”). The Executive will not disclose any such Proprietary Information directly or indirectly, or use it in any way, either during the term of Executive’s consulting services pursuant to this Agreement or at any time thereafter, except as required in the course of his consulting for the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company or its subsidiaries, whether prepared by the Executive or otherwise coming into his possession, will remain the exclusive property of the Company or its subsidiaries, as the case may be, and may not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out the Executive’s consulting duties hereunder, and if removed must be immediately returned to the Company. Notwithstanding the foregoing, Proprietary Information will not include (a) information which is or becomes generally public knowledge or public except through disclosure by the Executive in violation of this Agreement and (b) information that may be required to be disclosed by applicable law.

7.    During the three-year term of Executive’s consulting services hereunder, Executive agrees that:

(a)    he will not solicit, raid or otherwise interfere with the Company’s agreements and/or relationships with its Executives or its customers; and

(b)    he will not, directly or indirectly, individually, or as an employee, consultant, partner, director, investor or otherwise, engage in any business or activity in any geographic area in which the Company or its subsidiaries operate which competes with any business in which the Company or its subsidiaries are engaged on the date hereof (other than activities involving footware other than skateboard shoes); provided that nothing herein shall prohibit Executive from (i) engaging in any activity which may not, as a matter of law, be prohibited hereby, or (ii) acquiring or owning, as a passive investment, stock in any publicly-owned company constituting 5% or less of the voting stock outstanding. For avoidance of doubt, this Section 7 shall not be construed to prevent Executive from accepting employment with, or becoming a director of, any corporation which has activities that compete with those of the Company and its subsidiaries, provided that (i) Executive does not participate in any manner, directly or indirectly, in the conduct, direction or supervision of such competitive activities; (ii) Executive complies fully with the provisions of section 6(d) above; and (iii) either (X) such competitive activities do not comprise more than 10% of the total consolidated revenues of such other corporation, or (Y) such competitive activities involve only apparel and/or footware.

8.    This Agreement shall be governed by the substantive law of the State of California. In the event of any dispute concerning the interpretation of this Agreement or in any way related to Executive’s employment or termination of employment, the dispute shall be resolved by arbitration within the County of Los Angeles, California, in accordance with the following provisions:

(a)    Such dispute, whether arising under theories of liability or damages based upon contract, tort or statute, will be determined exclusively by arbitration before a single arbitrator in accordance with the employment arbitration rules of the American Arbitration Association, except as modified by this Agreement. The arbitrator’s decision will be final and binding on both parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In recognition of the fact that resolution of any disputes or claims in the courts is rarely timely or cost effective for either party, the Company and the Executive enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

(b)    Any arbitration will be held in Los Angeles County. The arbitrator must be an attorney with substantial experience in employment matters, selected by the parties alternately striking names from a list of such persons provided by the American Arbitration Association (AAA) office in the City of Los Angeles.

(c)    Each party will have the right to take the deposition of one individual and any expert witness designated by the other party. Each party will also have the right to propound requests for production of documents to any party and the right to subpoena documents and witnesses for the arbitration. Additional discovery may be made only where the arbitrator selected so orders upon a showing of substantial need. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure.

(d)    The Company and the Executive agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within 120 days from the date of selection of the arbitrator; PROVIDED, HOWEVER, that the arbitrator will be entitled to extend such 120-day period for one additional 120-day period. The arbitrator will deliver a written award with respect to the dispute to each of the parties, who must promptly act in accordance therewith.

(e)    The arbitrator shall have discretion to make an award of reasonable attorneys fees and costs to the prevailing party in any arbitration.

(f)    In a contractual claim under this Agreement, the arbitrator must act in accordance with the terms and provisions of this Agreement and applicable legal principles and will have no authority to add, delete or modify any term or provision of this Agreement.

In the event of any actual or threatened breach of Section 6(d) or 7, Executive acknowledges and agrees that the Company would suffer irreparable harm, not compensable in damages, and that it will be entitled to injunctive relief therefor. Executive expressly agrees that he will assert no defense to any such injunctive relief based on the adequacy of the Company’s remedy at law or the absence of irreparable harm.

9.    If any provision of this Agreement is determined to be invalid or unenforceable, all of the other provisions shall remain valid and enforceable notwithstanding, unless the provision found to be unenforceable is of such material effect that this Agreement cannot be performed in accordance with the intent of the parties in the absence thereof.

10.    No promise or agreement other than that expressed herein has been made. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties hereto. There are no other agreements, written or oral, express or implied, between the parties concerning the subject matter hereof, except the provisions set forth in this Agreement. This Agreement supersedes all previous agreements and understandings, whether written or oral. This Agreement can be amended, modified or terminated only by a writing executed by both Executive and the President of the Company.

11.    In compliance with the terms of the Older Workers Benefit Protection Act, Executive has been given twenty-one (21) days to review this Agreement before signing it. Executive also understands that, upon refund to the Company of all amounts paid to Executive pursuant hereto, he may revoke this Severance and Consulting Agreement within seven (7) days after it has been signed, and that it is not effective or enforceable until that seven (7) day revocation period has expired. Additionally, Executive has been advised in this writing to consult with an attorney before executing this Severance and Consulting Agreement.

12.    The terms of this Agreement have been approved by the Board of Directors of the Company, effective as of the date hereof. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

The parties agree that they may cause the execution of this Agreement to be effected by fax by the delivery of faxed executed copies of the Agreement to the offices of Andrew E. Bogen at Gibson, Dunn & Crutcher, to be followed by an overnight delivery of two signed original copies to Mr. Bogen’s offices. Upon receipt of such faxes, Mr. Bogen shall promptly notify each party that he has received the executed documents and shall forward a copy of each party’s fax(es) to the other party.

AGREED AND ACCEPTED:

Dated:
Executive

K2, Inc.
Dated:
By:
Its: